Exhibit 99.1

Zynga Enters Into Agreement to Acquire Small Giant Games, Creator of Hit Mobile Game Franchise Empires & Puzzles

•	Adds a Proven Studio, Another Forever Franchise and Expands New Game Pipeline
•	Acquisition Expected to Close Effective as of January 1, 2019
•	Zynga Raises Q4 2018 Financial Guidance Driven by Strength of its Existing Live Services
•	Management will Host a Live Q&A Session Today at 2:00 p.m. Pacific Time

SAN FRANCISCO, Dec. 20, 2018 – Zynga Inc. (Nasdaq: ZNGA), a leading social game developer, today announced it has entered into an agreement to acquire Helsinki-based mobile game studio, Small Giant Games (“Small Giant”), creator of the hit franchise Empires & Puzzles. Small Giant adds an experienced team and another innovative Forever Franchise to Zynga’s live service portfolio while also expanding its new game pipeline. Small Giant is expected to be accretive to Zynga’s profitability and be a meaningful growth driver in 2019 and beyond.

Founded in 2013, Small Giant is a mobile gaming studio based in Helsinki, Finland that developed the hit franchise, Empires & Puzzles. The game successfully blends approachable Match-3 battles with deeper gameplay elements including Hero Collection, Base Building and Social Alliances. Since its launch 18 months ago, Empires & Puzzles has repeatedly broken into the Top 10 Grossing Games on the Google Play Store and Apple App Store. The game has been downloaded over 26 million times and expands Zynga’s international and Android audiences.

“We’ve been impressed by the quality and momentum of Empires & Puzzles as we add another Forever Franchise into Zynga’s portfolio,” said Frank Gibeau, Zynga CEO. “Small Giant has created an innovative game that delivers a unique player experience that engages over the long term. We are excited that Small Giant is joining Zynga as they enhance our next phase of growth.”

“Our studio was founded on the idea that small, skillful teams can accomplish giant things, and I am confident that partnering with Zynga is the right next step in our evolution,” stated Timo Soininen, Small Giant Games CEO. “We will now operate as a separate studio within Zynga, maintaining our identity, culture and creative independence. By leveraging the expertise and support from the wider Zynga team, we will amplify the reach of Empires & Puzzles and the new games in our development pipeline.”

Zynga will acquire 80% of Small Giant for $560 million, comprised of approximately $330 million in cash and $230 million of unregistered Zynga common stock (issued at the average closing price per share over the thirty-day trading period ended December 19, 2018). The final upfront transaction consideration will also include customary closing adjustments and will be partially funded by a newly established $200 million revolving credit facility. The transaction is expected to close effective as of January 1, 2019 and Zynga will purchase the remaining 20% of Small Giant over the next three years at valuations based on specified profitability goals.

Q4 2018 Guidance Update

Zynga is raising its fourth quarter 2018 guidance based on the strong performance of holiday bold beats across its live service portfolio – in particular, Words With Friends, Merge Dragons! and CSR2. In addition, Wonka’s World of Candy is off to a promising start since its launch in early November.

As a reminder, this performance does not include any contributions from Small Giant as the transaction is expected to close effective as of January 1, 2019.

Updated Q4 2018 guidance is as follows:

		Original		Raised
		Q4'18	Zynga	Q4'18
	(in thousands, except per share data)	Guidance	Update	Guidance

	GAAP
	Revenue	$235,000	$8,000	$243,000
(B)	Net increase in deferred revenue(1)	$(15,000)	$(2,000)	$(17,000)
	Net (loss) income	$(2,000)	500	$(1,500)
	Basic share count	867,000	-	867,000
	Diluted net (loss) income per share	$(0.00)	-	$(0.00)

	Non-GAAP
	Bookings	$250,000	$10,000	$260,000
(A)	Adjusted EBITDA	$32,000	$1,000	$33,000

	Management Reporting = (A) - (B)

	Footnote:

(1) For clarity, a net release of deferred revenue results in revenue being higher than bookings and is a positive impact to Adjusted EBITDA as reported; a net increase in deferred revenue results in revenue being lower than bookings and is a negative impact to Adjusted EBITDA as reported.

Live Q&A Session

Zynga management will host a live Q&A session at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today, Thursday, December 20, to discuss it has entered into an agreement to acquire Small Giant Games.

The live Q&A session can be accessed at http://investor.zynga.com – a replay of which will be available through the website after the call – or via the below conference dial-in number:

•	Toll-Free Dial-In Number: (800) 537-0745
•	International Dial-In Number: (253) 237-1142
•	Conference ID: 2365758

About Zynga Inc.

Since its founding in 2007, Zynga's mission has been to connect the world through games. To date, more than 1 billion people have played Zynga's games across mobile and web, including FarmVille, Zynga Poker, Words With Friends, Hit it Rich! Slots and CSR Racing. Zynga's games are available on a number of global platforms including Apple iOS, Google Android and Facebook. The company is headquartered in San Francisco, Calif., and has additional offices in the U.S., Canada, U.K, Ireland, India, Turkey and Finland. Learn more about Zynga at Zynga.com or follow us on Twitter and Facebook.

About Small Giant Games

Founded in 2013, and headquartered in Helsinki, Small Giant Games is one of the fastest growing mobile game companies in the world. The company believes that small, skilled and independent teams can accomplish giant things. The company’s latest game, Empires & Puzzles, been downloaded over 26 million times and has attracted a dedicated mid-core audience globally. For more information, visit SmallGiantGames.com.

Forward-Looking Statements

This letter contains forward-looking statements, including those statements relating to our updated outlook for the fourth quarter under the headings "Q4 2018 Guidance Update" and “Reconciliation of GAAP to Non-GAAP Raised Fourth Quarter 2018 Guidance” and statements relating to, among other things: the strength of our live service portfolio, the closing date of the acquisition of Small Giant, our overall growth, and expanding the reach of Small Giants’ games.

Forward-looking statements often include words such as "outlook," "projected," "intends," "will," "anticipate," "believe," "target," "expect," and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Particular uncertainties that could materially affect future results include risks associated with our acquisition of Small Giant, including (i) our ability to achieve the anticipated benefits of the transaction; (ii) our ability to successfully integrate Small Giant’s operations and employees; (iii) potential difficulties in employee retention; (iv) unexpected costs, charges or expenses; (v) our management of the credit facility established in connection with the transaction; and (vi) risks associated with international operations. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's web site at www.sec.gov.

In addition, the preliminary financial results set forth in this letter are estimates based on information currently available to us. While we believe these estimates are meaningful, they could differ from the actual amounts that we ultimately report in our Annual Report on Form 10-K for the quarter and year ended December 31, 2018. We assume no obligation and do not intend to update these estimates prior to filing our Annual Report on Form 10-K.

Non-GAAP Financial Measures

We have provided in this letter certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this letter to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this letter with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

•

Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

•	Adjusted EBITDA does not include the impact of stock-based expense, acquisition-related transaction expenses, and contingent consideration fair value adjustments;

•

Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange gains and losses, and interest income; and

•

Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RAISED FOURTH QUARTER 2018 GUIDANCE

(In thousands, except per share data, unaudited)

Fourth Quarter 2018
Reconciliation of Revenue to Bookings
Revenue	$243,000
Change in deferred revenue	17,000
Bookings	$260,000

Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(1,500)
Provision for income taxes	5,000
Other income, net	(3,000)
Interest income	(1,500)
Depreciation and amortization	12,000
Acquisition-related transaction expenses	1,000
Contingent consideration fair value adjustment	2,000
Stock-based compensation expense	19,000
Adjusted EBITDA	$33,000

GAAP basic shares	867,000
Basic net loss per share	$(0.00)

Contacts

Investor Relations:
Rebecca Lau
Investors@zynga.com

Press:
Carmen Pearson Argueta
Press@zynga.com